Exhibit (c)(viii)

FOR INTENDED RECIPIENT ONLY Project Creedence Presentation to the Special Committee January 12, 2024 GLOBAL BANKING AND MARKETS

Table of Contents Sections 1. Situation Overview 2. Peer Benchmarking 3. Preliminary Financial Assessment GLOBAL BANKING AND MARKETS

Situation Overview Section 1

Scope of Review For the purposes of developing our Preliminary Financial Assessment concerning the Company, we have among other things: – Reviewed publicly-available financial statements, MD&A, supplemental information, Annual Information Forms, and other business and financial information; – Reviewed forward-looking projections provided by management; – Participated in meetings and discussions with representatives of the management to discuss the business, operations, financial position and certain other financial and operating data of the Company; – Reviewed the reported prices and trading history for the shares as compared to the reported prices and trading histories of comparable companies we deemed relevant; – Compared the financial performance of the Company with that of certain other publicly-traded companies we deemed relevant; – Compared the financial metrics of the transaction with other precedent real estate transactions we deemed relevant; – Conducted in-person property tours of key markets and select assets; – Reviewed various reports published by equity research analysts and industry sources regarding the Company, the residential housing industry and other publicly-traded companies we deemed relevant; – Conducted discussions with the Special Committee; and – Performed such other financial studies, analyses and investigations and considered such other factors as we deemed necessary GLOBAL BANKING AND MARKETS

Creedence – US$11.10 Per Share Offer Overview

Key Offer Metrics

All figures in US$ millions excluding per share values unless otherwise noted

		Current	Offer
Share Price		$9.04	$11.10
Fully Diluted Shares Outstanding (millions)		278.1	313.4
Equity Value		$2,514	$3,479
Enterprise Value		$5,752	$6,422
Premium / (Discount) to:	**Base / Input**		
Current Share Price	$9.04	-	22.8%
20-Day VWAP	$8.87	1.9%	25.2%
30-Day VWAP	$8.70	3.9%	27.5%
60-Day VWAP	$7.91	14.3%	40.3%
90-Day VWAP	$7.88	14.7%	40.9%
52-Week High	$9.56	(5.4%)	16.1%
Trading / Offer Metrics			
Premium / (Discount) to Consensus NAV(1)	$11.71	(22.8%)	(5.2%)
Premium / (Discount) to 12-Month Consensus Target Price(1)	$9.81	(7.9%)	13.1%
Premium / (Discount) to Disclosed IFRS NAV(2)	$14.30	(36.8%)	(22.4%)
Implied Price / 2024E FFO Multiple(1)	$0.60	15.0x	18.4x
Implied Price / 2024E AFFO Multiple(1)	$0.47	19.1x	23.5x
Implied Forward Cap Rate(3,4)	$343	5.9%	5.3%
EV per Home ($)(4)	21,840	$265,000	$296,000

Source: FactSet; Company filings

Note: Figures presented are at proportionate share, unless noted otherwise

(1) Based on analyst consensus estimates

(2) IFRS NAV Investment Property value based on Home Price Index / BPO methodology

(3) Based on consensus forward SFR NOI

(4) EV adjusted for Canadian income producing properties, Canadian developments, and U.S. developments as per Q3 2023; strategic capital value based on analyst research

GLOBAL BANKING AND MARKETS

4

Scotiabank

Relative Price Performance Since October 31, Creedence is up 36.3% compared to the 11.7% average for peers and 18.7% for the broader U.S. REIT sector Historical Price Performance Indexed to 100 | % Creedence INVH AMH RMZ 1 Oct31, 2023: Initial proposal withdrawn 2 Nov7, 2023: Creedence published Q3 results 3 Dec13, 2023: FOMC 4 Jan2, 2024: Revised meeting referenced 2024 proposal received for rate cuts US$11.10 per share 160.0 140.0 120.0 100.0 80.0 +36.3% +18.7% +14.0% +9.3% Consensus NAV (% Change) 110.0 105.0 100.0 95.0 90.0 (7.9%) U.S. 10-Year T-Bill Yield (%) 5.00% 4.50% 4.00% 3.50% (92 bps) 31-Oct-23 10-Nov-23 20-Nov-23 30-Nov-23 10-Dec-23 20-Dec-23 30-Dec-23 9-Jan-24 Source: FactSet GLOBAL BANKING AND MARKETS

Peer Benchmarking Section 2

Peer Benchmarking Premium / (Discount) to NAV(1) (22.8%) (5.2%) (9.9%) (13.4%) Creedence Creedence (At Offer) 2024E FFOx / AFFOx(1,2) 2024E FFOx 2024E AFFOx 15.0x 19.1x 18.4x 23.5x 20.3x 23.1x 18.1x 21.5x Creedence Creedence (At Offer) Forward Implied Cap Rate(1,3) 5.9% 5.3% 4.9% 5.6% Creedence Creedence (At Offer) Enterprise Value & Market Cap US$ billions Market Cap Enterprise Value $5.8 $6.4 $19.4 $28.5 $2.5 $3.5 $14.9 $20.8 Creedence Creedence (At Offer) Source: FactSet, Company filings (1) Based on consensus analyst estimates (2) Based on calendar year (3) Peer forecast NOI per analyst research GLOBAL BANKING AND MARKETS

Peer Benchmarking (Cont’d) Net Debt to LQA EBITDA & Investment Grade Rating(1) 10.4x BBB (Stable) BBB (Stable) 5.0x 5.4x Creedence Fixed vs. Floating Rate Debt % Total Debt Fixed Rate Floating Rate W.A. Interest Rate 4.5% 4.0% 3.8% 27.4% 72.6% 100.0% 44.9% 55.1% 78% of floating rate debt is subject to SOFR caps (ranging from 2.85 - 5.09%) Creedence weighted average term is 0.2 years 99% of floating rate debt is subject to fixed rate swaps Weighted average term of 1.8 years Creedence Portfolio Quality (Home Age & AMR) US$ per month AMR Age Of Home (Years) 27 17 25 $1,815 $2,086 $2,321 Creedence Number of Homes Proportionately Owned Total Managed Homes 37,478 62,028 88,353 21,840 59,679 85,758 Creedence Source: FactSet, Company filings, Company materials, analyst research Note: As at Q3 2023 (1) Credit rating as per S&P GLOBAL BANKING AND MARKETS

Peer Benchmarking (Cont'd)

	Creedence	amh	invitation homes
Portfolio Overview			
Home Count (Total)	37,478	62,028	88,353
Home Count (Proportionate)	21,840	59,679	85,758
EV ($ million)	$5,752	$19,425	$28,491
Market Cap ($ million)	$2,514	$14,874	$20,838
Geographic Breakdown (SH NOI)[1]			


Texas
13.4%
Midwest US
3.2%
Southeast US
39.6%
Western US
28.6%
Florida
15.2%


Other
13.1%
Texas
11.1%
Southeast US
32.6%
Midwest US
14.9%
Western US
15.7%
Florida
12.6%


Texas
4.0%
Midwest US
3.8%
Southeast US
18.5%
Western US
43.4%
Florida
30.2%

	Creedence	amh	invitation homes
Operating Metrics			
Average Monthly Rent	$1,815	$2,086	$2,321
Average Occupancy	94.5%	95.6%	97.5%
Average Sq. Ft.	1,700	1,991	1,872
Average Rent PSF	$1.07	$1.05	$1.24
Loss-to-Lease	~15% / ~11% - 12%[2]	6.0% - 8.0%[3]	5.0% - 7.0%[3]
SH New / Renewal / Blended Rent Growth	6.9% / 6.7% / 6.8%	7.2% / 7.1% / 7.2%	5.2% / 6.6% / 6.2%
SH Annualized Turnover[4]	17.6%	30.1%	24.0%
SH NOI Growth (YTD)	6.1%	4.6%	4.4%
SH NOI Margin (YTD)	68.7%	64.3%	67.6%
G&A as a % of NOI (LQA)	16.6%	8.2%	9.6%

Source: Company filings
Note: As at Q3 2023, pro forma disclosed transactions made to date, unless otherwise disclosed; all figures are presented at proportionate share in US$, unless noted otherwise
(1) Midwest U.S. is comprised of IL / IN / MI / OH; Southeast U.S. is comprised of GA / NC / SC / TN; Western U.S. is comprised of AZ / CA / CO / NV / UT / WA
(2) Based on same portfolio and total portfolio, respectively
(3) Based on analyst report
(4) Based on a trailing six quarter average

GLOBAL BANKING AND MARKETS
9
Scotiabank

Preliminary Financial Assessment Section 3

Historical and Forecast Performance Management expects cash flow growth to moderate in its 5-year forecast – 8.0% NOI CAGR for SFR Forecasted NOI growth driven by the following: – Same Home NOI Growth: Moderating to 6.0% throughout the forecast (vs. 7.3% between 2020 – 2023E, average of 9.0% from 2017 – 2019) – External Growth: Deceleration in net acquisition volume to ~2,100 homes per year through the forecast period (vs. ~3,600 homes per year since 2018) – ~6,700 net homes acquired during 2021 and 2022 on an annual basis Historical SFR SHNOI(1) Average Growth 2017—2019 9.0% 2020—2023E 7.3% 2024E—2028E 6.0% Segmented Management Forecast US$ millions Single-Family Rental – NOI 16.2% CAGR $198 $222 $276 $310 8.0% CAGR $318 $325 $351 $399 $432 2020A 2021A 2022A 2023E 2024E 2025E 2026E 2027E 2028E Strategic Capital – Core FFO $37 $68 $192 $71 $78 $106 $204 $125 $122 2020A 2021A 2022A 2023E 2024E 2025E 2026E 2027E 2028E Adjacent Real Estate Businesses – Core FFO $46 $46 $25 $34 $25 $25 $22 $27 $36 2020A 2021A 2022A 2023E 2024E 2025E 2026E 2027E 2028E Source: Company forecast Note: All figures are presented at proportionate share (1) Prior to 2021, same home NOI growth was disclosed on a consolidated basis GLOBAL BANKING AND MARKETS

Preliminary Financial Assessment Primary Methodology NAV Analysis (SOTP) U.S. SFR DCF Discounted cash flow (“DCF”) analysis based on management’s 5-year forecast (unlevered) - Discount rate range based on CAPM WACC calculation (supplemented by cap rate approach) Terminal cap rate based on discount rate range less long-term growth Direct Cap Based on a stabilized 2024E NOI Applied cap rates based on management guidance, review of 3rd party reports and precedent private market transactions Canadian Multi- Family Income Producing Carrying value as per financial statements - Fair value of stabilized properties based on 3rd party appraisals supplied by Company management - Approaches utilized within 3rd party appraisals include comparables, DCF and direct capitalization Development Carrying value as per financial statements - Fair value largely based on 3rd party appraisals supplied by Company management - Approaches utilized within 3rd party appraisals include comparables, DCF and direct capitalization U.S. Residential Development Carrying value as per financial statements - Based on present value of proportionate cash flows discounted between 17% - 20% (as per 3rd party appraisals) GLOBAL BANKING AND MARKETS

Preliminary Financial Assessment (Cont’d) Primary Methodology NAV Analysis (SOTP) Strategic Capital EV / AUM based on asset manager precedents Corporate Overhead Normalized corporate overhead capitalized at a multiple between 6.0x to 7.0x - Average corporate overhead per owned home based on SFR peers - Removal of public company costs Debt Based on current principal outstanding with mark-to-market adjustment Other Assets and Liabilities Other non-real estate assets and liabilities, including working capital based on carrying value Deferred Tax Liability Based on present value of expected future liability per management GLOBAL BANKING AND MARKETS

Preliminary Financial Assessment (Cont’d) Secondary Approaches Precedent Transactions – Consensus NAV Premiums / Change of Control Premiums Review of premium / discount to unaffected share price and premium / discount to consensus NAV for precedent real estate M&A transactions selected based on comparable size and nature – Canada: All public precedents – U.S.: SFR and multi-family precedents Public Market Comparables Premium / discount to consensus NAV and FFO multiples for comparable public sector comps – SFR: AMH and Invitation Homes – U.S.: UDR, Mid-America Apartments, Camden Property Trust, IRT and NexPoint Residential – Selected based on geographic exposure Market Observations Historical Trading Reviewed 52-week high and low Research Analyst Price Targets Reviewed consensus analyst estimates (price targets) GLOBAL BANKING AND MARKETS

Preliminary Financial Assessment Summary



Primary Methodology
Precedent Transactions
Peer Trading
Market Observations
US SFR Peer Range
Current Offer Price: $11.10(1)
Current Share Price: $9.04
$12.91
$9.80
$12.41
$9.83
$14.05
$10.54
$11.75
$9.94
$11.59
$10.55
$10.15
$7.77
$12.27
$10.92
$6.91
$11.00
$7.97
$9.46
$6.56

	Sum-of-the-Parts DCF	Sum-of-the-Parts Direct Cap Approach	Premium to Consensus NAV	Premium to Unaffected Trading Price	Premium (Discount) to Consensus NAV	Price to FFO Multiple	Research 1-Year Target Price[2]	52-Week High / Low
Summary	Based on management 5-year forecast	Based on 2024E SFR NOI estimate (adjusted 2023E stabilized figure) and applied portfolio cap rate	Based on takeout premiums from (i) Canadian REITs; (ii) US SFR; (iii) and US Multi-Family M&A precedents	Based on takeout premiums from (i) Canadian REITs; (ii) US SFR; (iii) and US Multi-Family M&A precedents	Based on (i) US SFR peers; and (ii) US Multi-Family peers	Based on (i) US SFR peers; and (ii) US Multi-Family peers	Based on research analyst estimates	Based on trading price
Main Drivers	WACC of 9.0% to 10.0%	2024E Stabilized NOI of $334 million	Consensus NAV $11.71	Current Share Price $9.04	Consensus NAV $11.71	Consensus 2024E FFO $0.60	High: Raymond James (Jan-5)	High: Jul-27-2023
	Terminal Cap Rate Range of 5.25% to 5.75%	Applied Cap Rate Range of 5.25% to 5.75%	Premium to cons. NAV (10.0%) to 20.0%	Premium to current share price 10.0% to 30.0%	Premium to cons. NAV (13.4%) to (9.9%)	18.1x to 20.3x of analyst consensus 2024E FFO	Low: National Bank (Nov-08)	Low: Oct-20-2023

Note: All balance sheet adjustments are based on Q3 2023 disclosure
Source: Based on Company forecast and public disclosure; research; public disclosure of comps and precedents
(1) Impact of suspended dividends reflects an offer price of $11.04
(2) Present value of Research 1-Year Target Price discounted based on cost of equity of 11.0% equates to a range of $7.18 to $9.91

GLOBAL BANKING AND MARKETS 15 Scotiabank

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TMTrademark of The Bank of Nova Scotia, used under license (where applicable). Scotiabank is a marketing name for the global corporate and investment banking and capital markets businesses of The Bank of Nova Scotia and certain of its affiliates in the countries where they operate, including Scotia Capital (USA) Inc. (a US broker-dealer registered with the SEC and a member of FINRA, NYSE, NFA and SIPC) and Scotia Capital Inc. (registered with the Investment Industry Regulatory Organization of Canada and member of the Canadian Investor Protection Fund). Version February 17, 2022 GLOBAL BANKING AND MARKETS